Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-156922 and No. 333-149717) of Sims Metal Management Limited of our report dated August 28, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.
PricewaterhouseCoopers
Sydney, New South Wales

November 11, 2009